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                                                                    EXHIBIT 10.2

TAX ALLOCATION AND SHARING AGREEMENT

       This Agreement is entered into by and between Motorola Inc., a Delaware corporation ("Parent"), and Next Level Communications, Inc., a Delaware corporation ("NLC") (Parent and NLC are sometimes collectively referred to herein as the "Companies"). Capitalized terms used in this Agreement are defined in Section 1 below. Unless otherwise indicated, all "Section" references in this Agreement are to sections of this Agreement.


                                    RECITALS

WHEREAS, as a result of the merger of a subsidiary of Parent with and into General Instrument Corporation (the "Merger") on January 5, 2000, Parent became the indirect owner of 80.4% of the issued and outstanding shares of voting common stock of NLC;

WHEREAS, as of January 5, 2000, Parent is the common parent of an affiliated group of corporations (as defined in Section 1504 of the Code), including NLC, which has elected to file consolidated Federal income tax returns;

WHEREAS, NLC has tax attributes available for carryover from taxable years before NLC became a member of the Parent Group;

WHEREAS, NLC ceased as of May 16, 2000 to be a member of the affiliated group (as that term is defined in Section 1504 of the Code) of which Parent is the common parent (the "Deconsolidation"); and

WHEREAS, the Companies desire to provide for and agree upon the allocation between the parties of liabilities for Taxes arising prior to, as a result of, and subsequent to the Deconsolidation, and to provide for and agree upon other matters relating to Taxes;

WHEREAS, NLC expects to report a loss on its tax return for tax year 2000. The portion of such NLC Year 2000 Losses allocable to the part of the year for which NLC was a member of Parent's Group, plus carryforward losses from earlier years, will be eligible for inclusion in Parent's consolidated federal income tax return for 2000.

WHEREAS, Parent does not at this time expect for the next 5 years to receive a regular tax cash flow benefit from the inclusion of the NLC Year 2000 Losses.

WHEREAS, Parent will make a current payment to NLC for anticipated beneficial use of the NLC Year 2000 Losses.

NOW THEREFORE, in consideration of the mutual agreements contained herein, the Companies hereby agree as follows:

SECTION 1. DEFINITION OF TERMS. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

"ACCOUNTING CUTOFF DATE" means, with respect to NLC, any date as of the end of which there is a closing of the financial accounting records for such entity.

"ACCOUNTING FIRM" shall have the meaning provided in Section 14.

"ADJUSTMENT REQUEST" means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (a) any


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amended Tax return claiming adjustment to the Taxes as reported on a Tax Return or, if applicable, as previously adjusted, or (b) any claim for refund or credit of Taxes previously paid.

"AFFILIATE" means any entity that is directly or indirectly "controlled" by the person in question. "Control" means the possession of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

"AGREEMENT" shall mean this Tax Allocation and Sharing Agreement.

"ALLOCATED FEDERAL TAX LIABILITY" shall have the meaning provided in Section 5.01(b).

"CARRYBACK" means any net operating loss, net capital loss, excess tax credit, or other similar Tax item, which may or must be carried from one Tax Period to another Tax Period under the Code or other applicable Tax Law.

"CHANGE IN CONTROL" means Parent's direct stock ownership in NLC falling below 50% and/or Parent's accounting treatment for its investment in NLC moving to equity accounting.

"CODE" means the U.S. Internal Revenue Code of 1986, as amended, or any successor law.

"COMPANIES" means Parent and NLC, collectively, and "COMPANY" means either Parent or NLC.

"CONSOLIDATED OR COMBINED INCOME TAX" means any Income Tax computed by reference to the assets and activities of members of more than one Group.

"CONSOLIDATED OR COMBINED STATE INCOME TAX" means any State Income Tax computed by reference to the assets and activities of members of more than one Group.

"CURRENT PAYMENTS" means the payments that Parent will make to NLC for anticipated beneficial use of the NLC Year 2000 Losses.

"DECONSOLIDATION DATE" means the last date on which NLC qualifies as a member of the affiliated group (as that term is defined in Section 1504 of the Code) of which Parent is the common parent.

"DECONSOLIDATION" shall have the meaning provided in the Recitals.

"DISCOUNTED ESTIMATED YEAR 2000 TAX BENEFIT" means the Estimated NLC Year 2000
         Tax Benefit discounted at a rate of 7.5% for a 5-year period (monthly compounding over 60 months). This is because it is assumed Parent will not realize the full cash flow benefit of the Estimated Year 2000 Tax Benefit for 5 years.


"DISCOUNTED YEAR 2000 TAX BENEFIT" means the NLC Year 2000 Tax Benefit discounted at a rate of 7.5% for a 5-year period (monthly compounding over 60 months). This is because it is assumed Parent will not realize the full cash flow benefit of the Year 2000 Tax Benefit for 5 years.

"ESTIMATED NLC YEAR 2000 LOSS" means the loss NLC expects to report on its tax return for tax year 2000, plus $18.5 million of carryforward losses. A calculation is attached as Schedule A.

"FEDERAL INCOME TAX" means any Tax imposed by Subtitle A or F of the Code.

"FOREIGN INCOME TAX" means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income tax as defined in Treasury Regulation Section 1.901-2.


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"ESTIMATED YEAR 2000 TAX BENEFIT" means the Implied Tax Benefit arising from the inclusion of the Estimated NLC Year 2000 Losses in Parent's Year 2000 tax return.

"GROUP" means either the Parent Group or the NLC Group, or both, as the context requires.

"IMPLIED TAX BENEFIT" means any refund, credit, or other reduction in otherwise required Tax payments that would result from the NLC Year 2000 Losses if Parent could currently utilize them in its Federal Income Tax Return at a 35% tax rate.

"INCOME TAX" means any Federal Income Tax, State Income Tax, or Foreign Income Tax.

"NLC ADJUSTMENT" means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest to the extent NLC would be exclusively liable for any resulting Tax under this Agreement and exclusively entitled to receive any resulting Tax Benefit under this Agreement.

"NLC GROUP" means NLC and its Affiliates.

"NLC GROUP PRIOR FEDERAL TAX LIABILITY" shall have the meaning provided in
Section 2.02(c)(ii).

"NLC GROUP PRIOR STATE TAX LIABILITY" shall have the meaning provided in Section 2.03(b)(ii)(B).

"NLC GROUP RECOMPUTED FEDERAL TAX LIABILITY" shall have the meaning provided in
Section 2.02(c)(i).

"NLC GROUP RECOMPUTED STATE TAX LIABILITY" shall have the meaning provided in
Section 2.03(b)(ii)(A).

"NLC YEAR 2000 LOSSES" means the actual NLC Group loss reported on its tax returns for tax year 2000, plus $18.5 million of carryforward losses.


"OUTSTANDING IMPLIED TAX BENEFIT" means the amount of the Implied Tax Benefit that has not been realized as actual Tax Benefit and has not been repaid to Parent pursuant to Section 6. This occurs when there is any refund, credit, or other reduction in otherwise required tax payments.

"PARENT FEDERAL CONSOLIDATED TAX RETURN" means any United States federal Tax Return for the affiliated group (as that term is defined in Code Section 1504) that includes Parent as the common parent and includes any member of the NLC Group.

"PARENT GROUP" means Parent and its Affiliates, excluding any entity that is a member of the NLC Group.

"PAYMENT DATE" means (i) with respect to any Parent Federal Consolidated Tax Return, the due date for any required installment of estimated taxes determined under Code Section 6655, the due date (determined without regard to extensions) for filing the return determined under Code Section 6072, and the date the return is filed, and (ii) with respect to any Tax Return for any Consolidated or Combined State Income Tax, the corresponding dates determined under the applicable Tax Law.

"POST-DECONSOLIDATION PERIOD" means any Tax Period beginning after the Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Deconsolidation Date.

"PRE-DECONSOLIDATION PERIOD" means any Tax Period ending on or before the Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Deconsolidation Date.

"PRIME RATE" means the base rate on corporate loans charged by [CITIBANK, N.A., NEW YORK, NEW YORK] from time to time, compounded daily on the basis of a year of 365 or 366 (as applicable) days and actual days elapsed.


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 "RESPONSIBLE COMPANY" means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

"SEPARATE COMPANY TAX" means any Tax computed by reference to the assets and activities of a member or members of a single Group.

"STRADDLE PERIOD" means any Tax Period that begins on or before and ends after the Deconsolidation Date.

"STATE INCOME TAX" means any Tax imposed by any State of the United States or by any political subdivision of any such State which is imposed on or measured by net income, including state and local franchise or similar Taxes measured by net income.

"TAX" or "TAXES" means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

"TAX AUTHORITY" means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

"TAX BENEFIT" means any refund, credit, or other reduction in otherwise required regular Tax payments.

"TAX CONTEST" means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes of any of the Companies or their Affiliates (including any administrative or judicial review of any claim for refund) for (1) any Tax Period ending on or before the Deconsolidation Date, (2) any Straddle Period, or (3) any Tax Period to the extent a Consolidated or Combined Income Tax Return was filed with respect to such Tax Period.

"TAX ITEM" means, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.

"TAX LAW" means the law of any governmental entity or political subdivision thereof relating to any Tax.

"TAX PERIOD" means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

"TAX RECORDS" means Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests, and any other books of account or records required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

"TAX RETURN" means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

"TREASURY REGULATIONS" means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

"THIRD PARTY FINANCING" means debt or equity funds / financing obtained by NLC from parties unrelated to Parent.

"YEAR 2000 TAX BENEFIT" means the Implied Tax Benefit arising from the NLC Year 2000 Losses.


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SECTION 2.    ALLOCATION OF TAX LIABILITIES.

       Section 2.01. General Rule

       (a) Parent Liability. Parent shall be liable for Taxes not specifically allocated to NLC under this Section 2. Parent shall indemnify and hold harmless the NLC Group from and against any liability for Taxes for which Parent is liable under this Section 2.

       (b) NLC Liability. NLC shall be liable for, and shall indemnify and hold harmless the Parent Group from and against any liability for, Taxes, which are allocated to NLC under this Section 2.

       Section 2.02. Allocation of United States Federal Income Taxes. Except as provided in Section 2.05:

       (a) Allocation of Tax Relating to Parent Federal Consolidated Tax Returns. With respect to any Parent Federal Consolidated Tax Return, the liability of NLC with respect to such Tax Return shall be the amount (if any) of federal Income Taxes for which NLC would have been liable for that year, computed as though the NLC Group had filed a separate consolidated Tax Return, giving effect to any net operating loss carryovers (as defined by Section 172 of the Code) or other Tax attributes incurred by NLC for any period ending on or before the date of the Merger. Any amount so allocated to NLC shall be a liability of NLC to Parent under this Section 2, regardless of whether or not such amount exceeds the total consolidated Tax liability shown on the Parent Federal Consolidated Tax Return. If, except as provided below in Section 2.02(b)(with respect to Current Payments resulting from Outstanding Implied Tax Benefits if Repayments under Section 6 are less than or equal to Tax Benefits), with respect to any Parent Federal Consolidated Tax Return, the NLC Group has a net operating loss or other Tax attribute that reduced the consolidated Tax liability below the amount that would have been payable if the NLC Group had not incurred such loss or other Tax attribute, then Parent shall be liable to NLC for the amount of the reduction so computed. Amounts described in Code Section 1561 (relating to limitations on certain multiple benefits) shall be divided equally among the members of the Parent Group and the members of the NLC Group to the extent permitted by the Code.

       (b) The Current Payments:

              (i) Payments for Losses. The Current Payments are being made based on estimates of $327 Million of Year 2000 NLC losses, plus $18.5 million of carryforward losses, to be eligible for inclusion in Parent's 2000 tax return. This gives rise to an Estimated Year 2000 Tax Benefit of $47 million (calculation is included on Schedule A), and a Discounted Estimated Year 2000 Tax Benefit of $32.3 million. Of this amount, $15 million was paid by Parent to NLC on December 28, 2000, with the balance to be paid by a mutually agreeable date in January 2001.

              (ii) True-up Provision. Computations will be completed by September 30, 2001 to determine the Year 2000 Tax Benefit to Parent and the Discounted Year 2000 Tax Benefit. If the Discounted Year 2000 Tax Benefit is greater than the Discounted Year 2000 Estimated Tax Benefit, then Parent will pay the difference to NLC. If the Discounted Year 2000 Estimated Tax Benefit is greater than the Discounted Year 2000 Tax Benefit, then NLC will pay the difference to Parent. Payments required under this section will be made by October 15, 2001.

       (c) Allocation of Federal Consolidated Return Tax Adjustments. If there is any adjustment to the reported Tax liability with respect to any Parent Federal Consolidated Tax Return, or to such Tax liability as previously adjusted, NLC shall be liable to Parent for the excess (if any) of--

              (i) the consolidated Tax Liability of the NLC Group computed as if all members of the NLC Group included in the Tax Return had filed a separate consolidated Tax Return for such members based on the Tax Items of such members as so adjusted (the "NLC Group Recomputed Federal Tax Liability"); over


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              (ii) the consolidated Tax Liability of the NLC Group computed as if such members of the NLC Group had filed a separate consolidated Tax Return for such members based on the Tax Items of such members as reported (or, if applicable, as previously adjusted) (the "NLC Group Prior Federal Tax Liability").

If the NLC Group Prior Federal Tax Liability exceeds the NLC Group Recomputed Federal Tax Liability, Parent shall be liable to NLC for such excess. For purposes of this Section 2.02(c), if the NLC Group has a net operating loss after taking into account the adjustments allocable to such Group (or if it had a net operating loss based on Tax Items as reported, or, if applicable, as previously adjusted), the NLC Group Recomputed Federal Tax Liability (or, if applicable the NLC Group Prior Federal Tax Liability) shall be less than zero to the extent such net operating loss produces (or produced) a Tax Benefit in consolidation for the applicable Tax Period. For purposes of this paragraph, the determination and payment of estimated Taxes (including the determination and payment of any Tax required to be paid with a request for an extension of time to file a Tax Return) shall not be treated as an adjustment to Tax liability with respect to any Parent Federal Consolidated Tax Return.

       Section 2.03 Allocation of State Income Taxes. Except as provided in
Section 2.05, State Income Taxes shall be allocated as follows:

       (a) Separate Company Taxes. In the case of any State Income Tax that is a Separate Company Tax, NLC shall be liable for such Tax imposed on any members of the NLC Group.

       (b) Consolidated or Combined State Income Taxes. In the case of any Consolidated or Combined State Income Tax, the liability of NLC with respect to such Tax for any Tax Period shall be computed as follows:

              (i) Allocation of Tax. In the case of any Consolidated or Combined State Income Tax, NLC shall be liable to Parent for the State Income Tax liability computed as if all members of the NLC Group included in the computation of such Tax had filed a Consolidated or Combined State Income Tax Return for such NLC Group members based on the income and other Tax Items of such members, but based on the apportionment factors derived by including all appropriate entities of both Groups on such Consolidated or Combined State Income Tax Return. Any amount so allocated to the NLC Group shall be a liability of NLC to Parent under this Section 2, regardless of whether or not such amount exceeds the total Tax liability shown on the Consolidated or Combined State Income Tax Return. If, with respect to any Consolidated or Combined State Income Tax Return, the NLC Group has a net operating loss or other Tax attribute that reduced the combined Tax liability below the amount that would have been payable if the NLC Group had not incurred such loss or other Tax attribute, then Parent shall be liable to NLC for the amount of the reduction.

              (ii) Allocation of Combined or Consolidated State Income Tax Adjustments. If there is any adjustment to the reported Tax Liability with respect to any Consolidated or Combined State Income Tax Return (or to such Tax Liability as previously adjusted), NLC shall be liable to Parent for the excess (if any) of--

                     (A) the State Income Tax liability of the NLC Group
              computed as if all members of the NLC Group included in the Tax Return had filed a Consolidated or Combined State Income Tax Return for such members (based on the income and other Tax Items of such members, but based on the apportionment factors derived by including all appropriate entities of both Groups on such Consolidated or Combined State Income Tax Return) as so adjusted (the "NLC Group Recomputed State Tax Liability"); over

                     (B) the State Income Tax liability of the NLC Group
              computed as if all members of the NLC Group included in the Tax Return had filed a Consolidated or Combined State Income Tax Return for such members (based on the income and other Tax Items of such members, but based on the apportionment factors derived by including all


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              appropriate entities of both Groups on such Consolidated or
              Combined State Income Tax Return) as reported (or, if applicable, as previously adjusted) (the "NLC Group Prior State Tax Liability").

If the NLC Group Prior State Tax Liability exceeds the NLC Group Recomputed State Tax Liability, Parent shall be liable to NLC for such excess. For purposes of this paragraph 2.03(b)(ii), if the NLC Group has a net operating loss after taking into account the adjustments allocable to such Group (or if it had a net operating loss based on Tax Items as reported, or, if applicable, as previously adjusted), the NLC Group Recomputed State Tax Liability (or, if applicable, the NLC Group Prior State Tax Liability) shall be less than zero to the extent such net operating loss produces (or produced) a Tax Benefit in consolidation for the applicable Tax Period. For purposes of this paragraph, the determination and payment of estimated Taxes (including the determination and payment of any Tax required to be paid with a request for an extension of time to file a Tax Return) shall not be treated as an adjustment to the related Consolidated or Combined State Income Tax.

       Section 2.04 Allocation of Other Taxes. Except as provided in Section 2.05, all Taxes other than those specifically allocated pursuant to Sections
2.02 and 2.03 shall be allocated based on the legal entity on which the legal incidence of the Tax is imposed. As between NLC and Parent, NLC shall be liable for all Taxes imposed on any member of the NLC Group. The Companies believe that there is no Tax not specifically allocated pursuant to Sections 2.02 and 2.03 which is legally imposed on more than one legal entity (e.g., joint and several liability); however, if there is any such Tax, it shall be allocated in accordance with any reasonable allocation method determined by Parent.

       Section 2.05 Deconsolidation and Other Taxes. NLC shall be liable for, and shall indemnify and hold harmless the Parent Group from and against any liability for, all Taxes resulting from the Deconsolidation, including any Tax resulting from any income or gain recognized under Treasury Regulation Sections 1.1502-13 or 1.1502-19 (or any corresponding provisions of other applicable Tax
Laws) as a result of the Deconsolidation.

SECTION 3.    PRORATION OF TAXES FOR STRADDLE PERIODS

       (a) In the case of any Straddle Period, Tax Items shall be apportioned between Pre-Deconsolidation Periods and Post-Deconsolidation Periods in accordance with the principles of Treasury Regulation Section 1.1502-76(b) as reasonably interpreted and applied by the Companies. Parent and NLC shall (and, if necessary, shall cause their Affiliates to) join in making an irrevocable election under Treasury Regulation Section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year's items).

       (b) In determining the apportionment of Tax Items between Pre-Deconsolidation Periods and Post-Deconsolidation Periods, any Tax Items relating to the exercise of employee stock options shall not be treated as extraordinary items described in Treasury Regulation Section
1.1502-76(b)(2)(ii)(C) and, therefore, shall be ratably allocated in accordance with Section 3(a) above.

SECTION 4.    PREPARATION AND FILING OF TAX RETURN

       Section 4.01 General. Except as otherwise provided in this Section 4, Tax Returns shall be prepared and filed when due (including extensions) by the person obligated to file such Tax Returns under the Code or applicable Tax Law. The Companies shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Section 8 with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Section 8.

       Section 4.02 Parent's Responsibility. Parent has the exclusive obligation and right to prepare and file, or to cause to be prepared and filed:

       (a) the Parent Federal Consolidated Tax Returns for any Tax Periods ending on, before, or after the Deconsolidation Date;


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       (b) all Tax Returns for Consolidated or Combined State Income Taxes which
Parent reasonably determines are required to be filed by either of the Companies or any of their Affiliates for Tax Periods ending on, before, or after the Deconsolidation Date; and

       (c) all Tax Returns for State Taxes (not including Tax Returns with respect to State Taxes that are Separate Company Taxes of the NLC Group) which Parent reasonably determines are required to be filed by the Companies or any of their Affiliates for Tax Periods ending on or before the Deconsolidation Date.

       Section 4.03 NLC Responsibility. NLC shall prepare and file, or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to members of the NLC Group other than those Tax Returns which Parent is required to prepare and file under Section 4.02. The Tax Returns required to be prepared and filed by NLC under this Section 4.03 shall include (a) the NLC Federal Consolidated Tax Return for Tax Periods ending after the Deconsolidation Date (b) the NLC Federal Consolidated Tax Return for Tax Periods ending before the consolidation date and (c) Tax Returns with respect to State Taxes that are Separate Company Taxes of the NLC Group.

       Section 4.04 Tax Accounting Practices

       (a) General Rule. Except as otherwise provided in this Section 4.04, any Tax Return which Parent has the right and obligation to file under Section 4.02, and any Tax Return to the extent items reported on such Tax Return might reasonably affect items reported on any Tax Return which Parent has the right and obligation to file under Section 4.02, shall be prepared in accordance with Parent's Tax accounting practices (unless such practices are no longer permissible under the Code or other applicable Tax Law), and, to the extent any items are not covered by Parent's practices (or in the event such practices are no longer permissible under the Code or other applicable Tax Law), in accordance with reasonable Tax accounting practices selected by the Responsible Company.

       (b) Reporting of Deconsolidation Tax Items. Parent shall reasonably determine the tax treatment reported on any Tax Return of Tax Items relating to the Deconsolidation.

       Section 4.05 Consolidated or Combined Income Tax Returns. If required by applicable Tax Law, or, if at any time and from time to time Parent so elects, some or all members of the NLC Group shall join some or all members of the Parent Group in the filing of a Consolidated or Combined Income Tax Return for any Tax Period for which the Groups are required or permitted to file such a return. Parent and NLC agree (and, if necessary, agree to cause their Affiliates) to file such consents, elections, and other documents and take such other actions as may be necessary or appropriate to carry out the purposes of this Section 4.05.

       Section 4.06 Execution of Returns Prepared by Other Party. In the case of any Tax Return which is required to be prepared and filed by one Company under this Agreement and which is required by law to be signed by the other Company (or by its authorized representative or by any of its Affiliates), the Company (or Affiliate) which is legally required to sign such Tax Return shall sign such Tax Return unless there is no reasonable basis for the Tax treatment of a material item reported on the Tax Return.

       Section 4.07 Claims for Refund, Carrybacks, and Self-Audit Adjustments:
Parent Consent Required for Adjustment Requests Related to Consolidated or Combined Income Taxes. NLC hereby agrees that, unless Parent consents in writing, (i) no Adjustment Request with respect to any Consolidated or Combined Income Tax shall be filed, and (ii) any available elections to waive the right to claim in any Pre-Deconsolidation Period with respect to any Consolidated or Combined Income Tax any NLC Carryback arising in a Post-Deconsolidation Period shall be made, and no affirmative election shall be made to claim any such NLC Carryback. Any Adjustment Request that Parent consents to make under this
Section 4.07 shall be prepared and filed by the Responsible Company for the Tax Return to be adjusted.

SECTION 5.    TAX PAYMENTS AND INTERCOMPANY BILLINGS


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       Section 5.01 Payment of Taxes With Respect to Parent Federal Consolidated
Tax Returns. In the case of any Parent Federal Consolidated Tax Return:

       (a) Computation and Payment of Tax Due. Parent shall compute the amount of Tax required to be paid to the Internal Revenue Service on such Payment Date and shall pay such amount to the Internal Revenue Service on or before such Payment Date.

       (b) Computation and Payment of NLC Liability With Respect to Tax Due. Within 30 days following the filing of the Parent Federal Consolidated Tax Return, except with regard to losses taken into account in the computation of the Current Payment, NLC will pay to Parent the consolidated Tax liability determined as of such Payment Date with respect to the applicable Tax Period allocable to the members of the NLC Group as determined by Parent in a manner consistent with Section 2.02(a) (the "Allocated Federal Tax Liability").

       (c) Interest on Intergroup Tax Allocation Payments. In the case of any payments required to be made to Parent under paragraph (b) of this subsection 5.01, NLC shall also pay to Parent an amount of interest computed at the Prime Rate on the amount of the payment required based on the number of days from the date of filing of Parent Federal Consolidated Return to the date of payment by NLC.

       Section 5.02 Determination of Tax Benefit Realized.

       (a) Computation. If there is an Outstanding Implied Tax Benefit and Repayments under Section 6 are less than or equal to the Tax Benefit, then for Tax Benefits realized a calculation under this Section will be completed by September 30th annually, until and including the year 2006, to determine whether and to what extent Parent has realized a Tax Benefit for the NLC Year 2000 Losses.

              (i) In the case of any Parent Federal Consolidated Tax Returns for Tax Years 2000 to 2005, the following calculations will be made. Within 30 days following the Filing of the Parent Federal Consolidated Tax Return, Parent will prepare a calculation to determine whether or not the NLC Year 2000 Tax Loss has produced a Tax Benefit in Parent's return.

              (ii) If Parent realizes any Tax Benefit from utilization of the NLC Year 2000 Losses prior to the expiration of the 5-year discounting period, then Parent will make a payment to NLC computed as follows. First, the Tax Benefit realized will be discounted (at 7.5% compounded monthly) over the number of years elapsed from September 15, 2001 to September 15 of the year in which it was determined that the Tax Benefit was realized. Second, the Tax Benefit will be discounted (at 7.5% compounded monthly) over 5 years. The second number is subtracted from the first number and the result will be paid to NLC.

              (iii) If any portion of the NLC Year 2000 Losses have provided no Tax Benefit as of September 15, 2006, then a payment will be made by NLC to Motorola in the amount by which the Outstanding Implied Tax Benefit exceeds the Tax Benefit.

              (iv) Payments required under this section will be made by October 15.


       Section 5.03 Payment of Federal Income Tax Related to Adjustment

       (a) Adjustments Resulting in Underpayments. Parent shall pay to the Internal Revenue Service when due any additional Federal Income Tax required to be paid as a result of any adjustment to the consolidated Tax liability with respect to any Parent Federal Consolidated Tax Return. Parent shall compute the amount attributable to the NLC Group in accordance with Section 2.02(c) and NLC shall pay to Parent any amount due Parent (or Parent shall pay NLC any amount due NLC) under Section 2.02(c) within 30 days from the later of (i) the date the additional Tax was paid by Parent or (ii) the date of receipt by NLC of a written notice and demand from Parent for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Any payments required under this Section 5.03(a) shall include interest computed at the Prime Rate based on the number of days from the date payment was made under 5.01(b) to the date the additional Tax was paid by Parent to the Internal Revenue Service.

       (b) Adjustments Resulting in Overpayments. Within 30 days of receipt by Parent of any Tax Benefit resulting from any adjustment to the consolidated Tax liability with respect to any Parent Federal Consolidated Tax Return, Parent shall pay to NLC, or NLC shall pay to Parent (as the case may be), their respective amounts due from or to Parent as determined by Parent in accordance with Section 2.02(c). Any payments required under this Section 5.03(b) shall include interest computed at the Prime Rate based on the number of days from the date the Tax Benefit was received by Parent to the date of payment to NLC under this Section 5.03(b).

       Section 5.04 Payment of State Income Tax

       (a) Computation and Payment of Tax Due. At least three business days prior to any Payment Date with respect to any State Income Tax, the Responsible Company shall compute the amount of Tax required to be paid to the applicable Tax Authority (taking into account the requirements of Section 4.04 relating to consistent accounting practices) on such Payment Date and --

              (i) If such Tax Return is with respect to a Consolidated or Combined State Income Tax, Parent will pay such amount to such Tax Authority on or before such Payment Date.

              (ii) If such Tax Return is with respect to a Separate Company Tax, the Responsible Company shall, if it is not the Company liable for the Tax reported on such Tax Return, notify the Company liable for such Tax in writing of the amount of Tax required to be paid on such Payment Date. The Company liable for such Tax will pay such amount to such Tax Authority on or before such Payment Date.

       (b) Computation and Payment of NLC Liability With Respect To Tax Due. Within 30 days following the earlier of (i) the due date (including extensions) for filing any Tax Return for any Consolidated or Combined State Income Tax (excluding any Tax Return with respect to payment of estimated Taxes or Taxes due with a request for extension of time to file) or (ii) the date on which such Tax Return is filed, NLC will pay to Parent (or Parent shall pay to NLC) the amount allocable to the NLC Group, as determined by the Responsible Company in accordance with the provisions of Section 2.03(b)(i), plus interest computed at the Prime Rate on the amount of the payment based on the number of days from earlier of (i) the due date of the Tax Return (including extensions) or (ii) the date on which such Tax Return is filed, to the date of payment.

       Section 5.05 Payment of State Income Taxes Related to Adjustments

       (a) Adjustments Resulting in Underpayments. Parent shall pay to the applicable Tax Authority when due any additional State Income Tax required to be paid as a result of any adjustment to the tax liability with respect to any Consolidated or Combined State Income Tax Return. Parent shall compute the amount attributable to the NLC Group in accordance with Section 2.03(b)(ii) and NLC shall pay to Parent any amount due Parent (or Parent shall pay NLC any amount due NLC) under Section 2.03(b)(ii) within 30 days from the later of (i) the date the additional Tax was paid by Parent or (ii) the date of receipt by NLC of a written notice and demand from Parent for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Any payments required under this Section 5.05(a) shall include interest computed at the Prime Rate based on the number of days from the date the additional Tax was paid by Parent to the date of the payment under this Section 5.05(a).

       (b) Adjustments Resulting in Overpayments. Within 30 days of receipt by Parent of any Tax Benefit resulting from any adjustment to the Tax liability with respect to any Consolidated or Combined State Income Tax Return, Parent shall pay to NLC, or NLC shall pay to Parent (as the case may be, the respective amounts due from or to Parent as determined by Parent in accordance with Section 2.03(b)(ii).

Any payments required under this Section 5.05(b) shall include interest computed at the Prime Rate based on the number of days from the date the Tax Benefit was received by Parent to the date of the payment under this Section 5.05(b).

       Section 5.05 Payment of Separate Company Taxes. Each Company shall pay, or shall cause to be paid, to the applicable Tax Authority when due all Separate Company Taxes owed by such Company or a member of such Company's Group.

       Section 5.06 Indemnification Payments. If any Company (the "payor") is required to pay to a Tax Authority a Tax that another Company (the "responsible party") is required to pay to such Taxing Authority under this Agreement, the responsible party shall reimburse the payor within 30 days of delivery by the payor to the responsible party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The reimbursement shall include interest on the Tax payment computed at the Prime Rate based on the number of days from the date of the payment to the Tax Authority to the date of reimbursement under this Section 5.06.

SECTION 6.    REPAYMENT REQUIREMENT IF NLC RECEIVES THIRD PARTY FINANCING.

       Section 6.01 At the same time as the annual determination of Tax Benefit Realized under section 5.02, a determination of any repayment requirement arising from NLC having received Third Party Financing will be made as follows:

       (a) NLC will be required to disclose to Motorola by September 15th of each year whether they have received any Third Party Financing.

       (b) If Third Party Financing has been received by NLC then an obligation of NLC to repay some portion of the Outstanding Implied Tax Benefit will arise based on the following schedule:

    Financing Received       Repayment Obligation
    ------------------       --------------------
    Up to $25M               No repayment.

    Up to $50M               NLC pays to Parent one third of the Financing
                             received in excess of $25 million (up to $50
                             million), cumulative payments not to exceed the
                             then Outstanding Implied Tax Benefit to Motorola.

    Up to $75M               NLC pays to Parent one third of the Financing
                             received in excess of $25 million (up to $50
                             million) and 50% of the Financing received in
                             excess of $50 million (up to $75 million),
                             cumulative payments not to exceed the then
                             Outstanding Implied Tax Benefit to Motorola.

    $75M and up              NLC pays to Parent one third of the Financing received
                             in excess of $25 million (up to $50 million), 50% of the
                             Financing received in excess of $50 million (up to $75
                             million), and 100% of the Financing received in excess
                             of $75 million, cumulative payments not to exceed the
                             then Outstanding Implied Tax Benefit to Motorola.

       (c) If there has been a Change in Control then NLC will repay to Parent the then Outstanding Implied Tax Benefit.

       (d) Payments required by the section will be made by October 15 of the year in which the computation is made.

SECTION 7.    TAX BENEFITS

       (a) General. If a member of one Group receives any Tax Benefit with respect to any Taxes which a member of another Group is allocated hereunder, the Company receiving such Tax Benefit shall make a payment to the Company who is allocated such Taxes hereunder within 30 days following receipt of the Tax Benefit in an amount equal to the Tax Benefit, plus interest on such amount computed at the Prime Rate based on the number of days from the date of receipt of the Tax Benefit to the date of payment of such amount under this Section 7.

       (b) NLC Liability for Separate Return Years. Without limiting the application of Section 7(a) above, if NLC leaves Parent's affiliated group (as defined by Section 1504 of the Code) and files separate federal Income Tax Returns, it shall, by the 15th day of the tenth month after the end of each of the first five taxable years for which it files such Tax Returns, pay to Parent the excess (if any) of (a) the Federal Income Tax NLC would have paid for such years (on a separate return basis, giving appropriate effect to its net operating loss carryovers) had it never been a member of Parent's affiliated group over (b) the amount of Federal Income Tax NLC has actually paid or will actually pay for such year.

SECTION 8.    ASSISTANCE AND COOPERATION

       (a) General. Each of the Companies shall cooperate (and shall cause its Affiliates to cooperate) with the other and with the other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes,
(iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Company and its Affiliates available to such other Company as provided in Section 9. Each of the Companies shall also make available to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. Any information or documents provided under this Section 8 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.

       (b) Income Tax Return Information. Each Company will provide to the other Company information and documents relating to its Group required by the other Company to prepare Tax Returns. The Responsible Company shall determine a reasonable compliance schedule for such purpose in accordance with its past practices. Any additional information or documents the Responsible Company requires to prepare such Tax Returns will be provided as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns on a timely basis.

SECTION 9.   TAX RECORDS

(a) Retention of Tax Records. Each Company shall preserve and keep all Tax Records relating to the assets and activities of its Group, and Parent shall preserve and keep all other Tax Records relating to Taxes of the Groups, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitation, and (ii) seven years after the end of the last Tax Period for which a Consolidated or Combined Income Tax Return is filed. If, prior to the expiration of the applicable statute of limitation and such seven-year period, a Company reasonably determines that any Tax Records which it is required to preserve and keep under this Section 9 are no longer material in the administration of any matter under the Code or other applicable Tax Law, such Company may dispose of such records upon 90 days prior notice to the other Company. Such notice shall include a list of the records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records.

       (b) Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records in their possession to the extent reasonably required by the other Company in connection with the preparation of Tax Returns, audits, litigation, or the resolution of items under this Agreement.

SECTION 10.   TAX CONTESTS

       Section 10.01 Notice. Each of the parties shall provide prompt notice to the other party of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for Tax Periods for which it is indemnified by other party hereunder. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted Tax liability, then (i) if the indemnifying party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted Tax liability, and (ii) if the indemnifying party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a monetary detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Agreement shall be reduced by the amount of such detriment.

       Section 10.02 Control of Tax Contests

       (a) Separate Company Taxes. In the case of any Tax Contest with respect to any Separate Company Tax, the Company having liability for the Tax shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability.

       (b) Consolidated or Combined Income Taxes. In the case of any Tax Contest with respect to any Consolidated or Combined Income Tax Parent shall control the defense or prosecution of all portions of any Tax Contest, including settlement thereof.

       SECTION 11. EFFECTIVE DATE. This Agreement shall be effective as of January 5, 2000.

       SECTION 12. SURVIVAL OF OBLIGATIONS. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

       SECTION 13.    TREATMENT OF PAYMENTS; TAX GROSS UP

       Section 13.01 Treatment of Tax Indemnity and Tax Benefit Payments. In the absence of any change in tax treatment under the Code or other applicable Tax Law,

       (a) any Current Payments made under Section 2, Tax indemnity payments made by a Company under Section 5 and Repayments made under Section 6 shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Deconsolidation, but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Treasury Regulation Section [1.1502-33(d)] (or under corresponding principles of other applicable Tax Laws), and

       (b) any Tax Benefit payments made by a Company under Section 6, shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Deconsolidation, but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Treasury Regulation Section [1.1502-33(d)] (or under corresponding principles of other applicable Tax Laws).

        Section 13.02 Interest Under This Agreement. Anything herein to the contrary notwithstanding, to the extent one Company ("indemnitor") makes a payment of interest to another Company ("indemnitee") under this Agreement with respect to the period from the date that the indemnitee made a payment of Tax to a Tax Authority to the date that the indemnitor reimbursed the indemnitee for such Tax payment, or with respect to the period from the date that the indemnitor received a Tax Benefit to the date indemnitor paid the Tax Benefit to the indemnitee, the interest payment shall be treated as interest expense to the indemnitor (deductible to the extent provided by law) and as interest income by the indemnitee (includible in income to the extent provided by law). The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the indemnitor or increase in Tax to the indemnitee.

       SECTION 14. DISAGREEMENTS. If after good faith negotiations the parties cannot agree on the application of this Agreement to any matter, then the matter will be referred to a nationally recognized accounting firm acceptable to each of the parties (the "Accounting Firm"). The Accounting Firm shall furnish written notice to the parties of its resolution of any such disagreement as soon as practical, but in any event no later than 45 days after its acceptance of the matter for resolution. Any such resolution by the Accounting Firm will be conclusive and binding on all parties to this Agreement. In accordance with Section 15, each party shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Accounting Firm. All fees and expenses of the Accounting Firm in connection with such referral shall be shared equally by the parties affected by the matter.

       SECTION 15. LATE PAYMENTS. Any amount owed by one party to another party under this Agreement which is not paid when due shall bear interest at the Prime Rate plus two percent, compounded semiannually, from the due date of the payment to the date paid. To the extent interest required to be paid under this
Section 15 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Section 15 or the interest rate provided under such other provision.

       SECTION 16. EXPENSES. Except as provided in Section 14, each party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

       SECTION 17.    GENERAL PROVISIONS

       Section 17.01 Addresses and Notices. Any notice, demand, request or report required or permitted to be given or made to any party under this Agreement shall be in writing and shall be deemed given or made when delivered in party or when sent by first class mail or by other commercially reasonable means of written communication (including delivery by an internationally recognized courier service or by facsimile transmission) to the party at the party's address as follows:

If to Parent:         Director, Taxes

                      --------------------------

                      --------------------------

                      --------------------------

                      --------------------------

If to NLC:            Chief Financial Officer
                      James T. Wandrey
                      6085 State Farm Drive
                      Rohnert Park, California
                      94928

A party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other parties.

       Section 17.02 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

       Section 17.03 Waiver. No failure by any party to insist upon the strict performance of any obligation under this Agreement or to exercise any right or remedy under this Agreement shall constitute waiver of any such obligation, right, or remedy or any other obligations, rights, or remedies under this Agreement.

       Section 17.04 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

       Section 17.05 Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other parties in accordance with Section 9.

       Section 17.06 Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements and understandings pertaining thereto.

       Section 17.07 Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any party.

       Section 17.08 No Double Recovery; Subrogation. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement. Subject to any limitations provided in this Agreement (for example, the limitation in Section 4.07), the indemnifying party shall be subrogated to all rights of the indemnified party for recovery from any third party.

       Section 17.09 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

       Section 17.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

       Section 17.11 NLC Subsidiaries. If at any time NLC acquires or creates one or more subsidiary corporations that are includable corporations of the NLC Group, they shall be subject to this Agreement and all references to NLC herein shall thereafter be interpreted to refer to NLC and such subsidiaries as a Group.

       Section 17.12 Successors. This Agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets, or otherwise, to any of the parties hereto (including but not limited to any successor of Parent or NLC succeeding to the tax attributes of either under Section 381 of the
Code), to the same extent as if such successor had been an original party to this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the respective officers as of the date set forth above.

PARENT


By:     /s/ Ray A. Dybala
Its:    Sr. VP & Director of Worldwide Tax


NLC


By:     /s/ James T. Wandrey
Its:    Sr. VP & Chief Financial Officer